UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2016

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A. 1, Allée Scheffer, L-2520 Luxembourg, Grand Duchy of Luxembourg	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 18, 2016, following a hearing on October 14, 2016, the Superior Court of the State of California, Santa Clara County (the “Court”), entered an order and final judgment (the “Judgment”) granting final approval of the Stipulation of Settlement, dated January 22, 2016, providing for the settlement of the shareholder derivative actions titled Hemmingson, et al. v. Elkins, et al., No. 1-15-CV-278614 (PHK) (Cal. Super. Ct. Santa Clara Cnty.) (the “Hemmingson Action”) and Bushansky v. Norby, et al., No. 1-15-CV-281284 (PHK) (Cal. Super. Ct. Santa Clara Cnty.) (the “Bushansky Action” and together with the Hemmingson Action, the “Derivative Actions”), which named certain current and former officers and directors of MagnaChip Semiconductor Corporation (the “Company”), as well as a stockholder of the Company, as defendants, and named the Company as a nominal defendant.

As previously reported, the Court granted preliminary approval of the settlement in an order dated June 10, 2016. The settlement provides for the release and dismissal with prejudice of all pending claims asserted in the Derivative Actions, without attribution of liability or wrongdoing. In addition, once the settlement becomes effective, the settlement provides that $3 million previously placed into escrow, funded by insurance proceeds, will be payable to the Company, less (i) any applicable costs of such escrow account, (ii) $750,000 awarded by the court to the plaintiffs’ counsel for attorney’s fees and litigation expenses and (iii) the cost of providing notice of the settlement to the Company’s stockholders. The settlement also requires the Company to implement certain corporate governance measures.

The Judgment is subject to appeal. In the event that no appeal is filed, the settlement will become effective at the expiration of the appeal period, which is 60 days from October 18, 2016, the date the Judgment was entered by the Court.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: October 24, 2016	By:	/s/ Theodore Kim
Theodore Kim
Chief Compliance Officer, Executive Vice President, General Counsel and Secretary